SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE ("Agreement") is made as of the 10th day of July, 2009 between RICHARDSON & PATEL LLP ("RP"), on the one hand, and SMART-TEK SOLUTIONS, INC. ("Smart-Tek"), on the other hand, each of whom may hereafter be referred to as the "Parties."

RECITALS

A. On or about September 5, 2008, Smart-Tek commenced an arbitration proceeding against RP with the Los Angeles County Bar Association disputing outstanding and unpaid legal fees of RP in the amount of $263,371.29 (the "Arbitration").

B. RP claims Smart-Tek owes RP $307,257.22 as of May 31, 2009 for legal services rendered, costs advanced, and accrued interest, plus additional interest since that date and collection fees and costs (the "Debt");

C. RP and Smart-Tek have agreed to a payment schedule in full settlement of the Debt;

D. The parties wish to compromise and forever settle the Debt and any and all claims between them, and dismiss the Arbitration, pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the mutual promises, covenants and conditions herein contained, the Parties agree as follows:

1. Settlement Payments. Smart-Tek shall make payments of US$10,000 per month to RP until payments in the aggregate of US$200,000.00 have been paid to RP. The first payment shall be due and delivered to RP no later than August 1, 2009. Each subsequent payment shall be due and delivered to RP no later than the 1st of each month thereafter. If the payment due date shall fall on a weekend, the payment shall be delivered the next business day. All payments shall be made payable to Richardson & Patel LLP and delivered to Richardson & Patel LLP, Attn. Addision Adams, Esq., 10900 Wilshire Blvd., Suite 500, Los Angeles, California 90012. Each payment shall not be credited to Smart-Tek and shall not be deemed paid as of the date received by RP unless the check provided by Smart-Tek clears the bank upon which it is written.

2. Early Payoff. Smart-Tek shall have the right, but not the obligation, to pay an aggregate of $150,000 in full satisfaction of the settlement payments set forth in paragraph 1 on the condition that the full $150,000 sum is paid in good funds and delivered to RP on or before November 1, 2009.

3. Forfeiture of Discount/Liquidated Damages. The Parties acknowledge and agree that the settlement payments represent a significant discount on the amount of Debt claimed to be due and owing, and that timely payment is a material term affecting RP's decision to agree to the terms of this Agreement. Timely payment each month is the essence of this Agreement, and late payment would frustrate the primary benefit bargained for by RP. In the event that any of the payments identified in Section 1 above are not timely made RP shall have the right to deliver notice of default via email to the attention of Perry Law at plaw@smart-tek.com. Smart-Tek shall have five (5) calendar days following the date of transmission of the notice of default to cure the default by remitting payment for the amount of the missed payment(s). RP shall have no obligation to prove receipt of the notice of default by Smart-Tek, nor confirm delivery by any means (electronic or otherwise) other than declaration of the sender. In the event of an uncured default (an "Event of Default"), the aforementioned discount shall be deemed forfeited and RP shall be entitled to an immediate payment from Smart-Tek to RP in the amount of $300,000 (less payments previously made pursuant to this Agreement), plus interest at the rate of 10% per year which shall accrue retroactive from the date of this Agreement.

4. Security. RP shall hold shares of Smart-Tek pledged by certain shareholders as secured collateral for the payments contemplated by this Agreement. Such shareholders shall be deemed third-party guarantors to the extent of the shares pledged as collateral pursuant to that certain Stock Pledge Agreement of even date herewith.

5. Dismissal. Following full execution of this Agreement and receipt of the first payment of $10,000 by August 1, 2009, RP shall agree to dismissal of the pending Arbitration.

6. Release. Except for the rights and obligations of RP arising from this Agreement, Smart-Tek hereby, for itself and its officers, directors, employees, agents, partners, members, representatives, predecessors, successors, insurers and assigns, discharge and release RP, and its respective past and present employees, officers, directors, affiliates, subsidiaries, partners, shareholders, agents, executors, administrators, trustees, heirs, spouses, attorneys, insurers, representatives, assigns, predecessors, successors and related entities (the "Attorney Released Parties"), from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, which they had or have arising out of any circumstance, thing, or event alleged, related or pertaining to legal services provided by an Attorney Released Party, the Arbitration, or the Debt. This release shall specifically include, but not be limited to, any claims for legal malpractice, fraud, over-billing or other intentional or negligent act or omission of any kind.

7. Waiver of Unknown Claims. It is understood and agreed that the release set forth above extends to all claims of every kind, nature and description whatsoever,

known or unknown, suspected or unsuspected, regardless of any and all rights under the provisions of Section 1542 of the Civil Code of California or under any comparable statute of any other jurisdiction. This is a full general release of all claims. Smart-Tek expressly acknowledges that it is familiar with and expressly waives and relinquishes every right or benefit it has or may have under the provisions of Section 1542 of the Civil Code of California which reads as follows:

> "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

8. Entire Agreement. This Agreement contains the sole, complete and entire agreement and understanding of the Parties concerning the matters contained herein and may not be altered, modified, or changed in any manner except by a writing duly executed by the Parties. No Party is relying on any representations other than those expressly set forth herein. No conditions precedent to the effectiveness of this Agreement exist, other than as expressly provided for herein. All prior discussions and negotiations have been and are merged, integrated into and superseded by this Agreement.

9. Waiver. The delay or failure of a Party to exercise any right, power or privilege hereunder, or failure to strictly enforce any breach or default shall not constitute a waiver with respect thereto; and no waiver of any such right, power, privilege, breach or default on any one occasion shall constitute a waiver thereof on subsequent occasion unless clear and express notice thereof in writing is provided.

10. Attorneys' Fees Upon Breach. If any action at law or in equity, or any motion, is brought to enforce this Agreement, the prevailing Party shall be entitled to all of its costs in bringing and prosecuting said action or motion, including reasonable attorneys' fees.

11. Applicable Law. This Agreement shall be construed according to the laws of the State of California in effect as of the date of execution.

12. Advice of Counsel. The Parties represent that prior to the execution of this Agreement they had the opportunity to seek the benefit of independent legal counsel of their own selection regarding the substance of this Agreement. Smart-Tek expressly acknowledges that RP is no longer its attorneys and has not advised Smart-Tek on the meaning or interpretation of this Agreement.

13. Costs. The Parties to this Agreement agree to bear their own costs and attorneys' fees in connection with negotiating this settlement and preparing this Agreement.

14. No Liability. This Agreement is executed by the Parties hereto for the sole purpose of settling the matters involved in the dispute, and it is expressly understood and agreed, as a condition hereof, that this Agreement should not constitute nor be construed to be an admission of the truth or correctness of any claim asserted.

15. Warranties. The Parties, and each of them, warrant, severally and not jointly: (i) that no other person or entity had or has or claims, any interest in any of the claims, demands, causes of action, or damages covered in this Agreement; (ii) that they, and each of them, have the sole right and exclusive authority to execute and perform this Agreement; (iii) that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation, damage or liability covered in this Agreement; and (iv) that they have not filed any complaints, charges or other actions against any other Party with any local, state or federal agency or court, or any other forum.

16. Representation of Authority. Each individual executing this Agreement on behalf of any Party expressly represents and warrants that he has authority to execute and thereby bind the Party on behalf of which he executes this Agreement to the terms of this Agreement and agrees to indemnify and hold harmless each other party from any claim that such authority did not exist. Smart-Tek's board of directors shall review and approve this Agreement, and a copy of the board resolutions authorizing this Agreement shall be provided to RP at the time of execution hereof.

17. Headings. The headings included in this Agreement are for convenience only and do not limit, alter, or affect the matters contained in this Agreement or the paragraphs they encaption.

18. Counterparts. This Agreement may be executed in one or more counterparts, all of which together constitute one single document.

19. Telefacsimile Signatures. This Agreement and any documents relating to it may be executed and transmitted to any other Party by telefacsimile or by pdf and email transmission, which telefacsimile or pdf shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

20. Date of Execution. The Parties execute this Agreement as of the date first above set forth.

21. Further Cooperation. The Parties agree to cooperate with one another to accomplish the purposes of this Settlement Agreement.

22. No Assignment. The Parties agree that neither this Agreement, nor any rights or obligations created hereunder, may be assigned or transferred without the prior written consent of the Party or Parties affected, and any attempt to do so without such consent shall be null and void.

23. Jurisdiction/Venue. Any dispute regarding this Agreement shall be resolved according to California law before a tribunal located in Los Angeles, California.

RICHARDSON & PATEL, LLP

By: ______________________________
Addison Adams, Partner

SMART-TEK SOLUTIONS, INC.

By: ______________________________
Perry Law, CEO